American Standard Energy Corp.

November 15, 2011

XOG Operating LLC
Geronimo Holdings LLC
HNL Royalties LLC

Attn:  Randall Capps

Dear Mr. Capps:

The purpose of this letter (“Letter”) is to confirm the intentions of the parties hereto with respect to the acquisition by American Standard Energy Corp. and/or a subsidiary, affiliate, designee or assigns thereof (collectively, “ASEC”) of certain assets of XOG Operating LLC, Geronimo Holdings Corporation, HNL Royalty Company and/or their respective subsidiaries and affiliates (collectively, the “XOG Group”).  The principal terms of the transactions contemplated hereby (the “Transaction”) would be as follows:

I.           At the Closing (as hereinafter defined), ASEC would acquire good and marketable title to approximately 80,000 leasehold net acres producing approximately 300 BOEPD owned or leased by the XOG Group in the operation of its business, including, but not limited to certain leasehold interests located in the Permian Basin, Eagle Ford and Eagle Bine, Texas; Permian Basin, New Mexico; Williston Basin, North Dakota; Mississippian, Oklahoma; and Niobrara, Wyoming and Nebraska (collectively, the “Assets”).

II.           The purchase price to be paid by ASEC to the XOG Group for the Transaction shall be approximately $80 to $100 Million.  The consideration to be delivered at the closing of the Transaction (the “Closing”) shall consist of cash, a note and shares of ASEC common stock (the “Shares”).  ASEC would not assume any liabilities of any nature whatsoever, whether direct or indirect, contingent or otherwise.  The purchase price shall be adjusted as agreed upon by the parties for factors including, but not limited to, value attributable to gas imbalances, the value of title defects or working interest adjustments to the Assets and any other necessary value adjustments resulting from the due diligence process.

III.           Assets included in the purchase shall include prospect location areas, seismic and other data, exploration and development prospects, oil and gas leases including interests in oil, gas and all oil and gas producing equipment, fixtures, plants, pipelines and other such typical oilfield devices, limited, however, to equipment, fixtures, plants, pipelines and other such typical oilfield devices associated with properties. Project related well, land, legal and production files are considered to be critical operational files, and will be arranged for delivery to ASEC offices as soon as practicable upon closing.

4800 NORTH SCOTTSDALE ROAD, SUITE 1400 • SCOTTSDALE, ARIZONA• 85251
PHONE: 480.371.1929

IV.           The Transaction would be subject to the execution and delivery by the parties hereto of mutually satisfactory asset purchase agreement, assignment of leases, assignment and bill of sale and other documents as necessary to transfer the Assets to ASEC which contain representations and warranties (which would survive the Closing), covenants, indemnities and closing conditions of a type which are customarily included in such agreements (the “Definitive Agreement”).

A.           Pursuant to the terms of the Definitive Agreement, XOG Group shall have the right but not the obligation to include a number of Shares of up to $50 million in a registration statement filed in connection with an underwritten public offering of the shares of common stock of ASEC.

V.           The parties would use commercially reasonable efforts to adhere to a schedule so that the Closing would occur on or about December 31, 2011. The Closing would be subject to, among other things:

A.           the approval thereof by the Boards of Directors of ASEC and each member of the XOG Group and any requisite stockholder approval by the XOG Group, if necessary;

B.           the receipt of all required third party (including lender approvals), governmental, regulatory and administrative consents and approvals;

C.           completion by ASEC to its satisfaction, of its due diligence investigation set forth in this letter;

D.           the absence of a material adverse change in the value of the Assets since the date of the Definitive Agreement;

E.           the absence of any injunction or other legal prohibition; and

F.           the approval thereof by the "fairness committee" of ASEC, a subcommittee of the ASEC board of directors comprised of the independent directors, who may obtain a fairness opinion by a nationally recognized firm on behalf of ASEC.

VI.           Each party hereto hereby represents and warrants to the other parties hereto that it has done nothing to incur any obligation or liability to the other for a finder’s fee, commission, brokerage fee or like payment in connection with the Transaction.  Each member of the XOG Group shall indemnify ASEC against any claims, costs, losses, expenses or liabilities arising from any claim for commissions, finder’s fees or other compensation in connection with the contemplated Transaction which may be asserted by any person based on any agreement or arrangement for payment.

VII.           ASEC shall be given full access to all exploration, production, financial and legal records of the XOG Group which are relevant to the completion of due diligence reviews of the purchase contemplated herein. The XOG Group agrees to provide free access to all field production facilities which relate to the Transaction.  Where appropriate, the XOG Group personnel will be available to escort due diligence reviewers into sensitive or restricted areas.  ASEC agrees to use its commercially reasonable best efforts to complete its due diligence investigations by December 1, 2011. All information which is obtained by ASEC or the XOG Group in connection with the contemplated Transaction or the foregoing investigation shall be kept strictly confidential.

A.           ASEC shall have the exclusive right to enter into the Transaction, and each entity comprising the XOG Group agrees that from the date of this Letter through March 31, 2012 (the “Exclusivity Period”), such member of the XOG Group shall not, nor shall the board of directors or stockholder(s) or other equity holders of each member of the XOG Group authorize or permit such member of the XOG Group’s officers, directors, employees, or any investment banker, financial adviser, attorney, accountant, or other representative of each member of the XOG Group, to submit, solicit, initiate, encourage, or discuss with third parties any proposal or offer from any person relating to any reorganization, dissolution, or recapitalization of such member of the XOG Group, or merger or consolidation of such member of the XOG Group, or sale of any stock of such member of the XOG Group, or sale of any assets of such member of the XOG Group outside the ordinary course of business, or any other transactions or business combinations involving such member of the XOG Group or the Assets including without limitation any debt or equity financing thereof (as the case may be, an “Alternate Transaction”), or furnish information with respect to or assist or participate in or facilitate in any other manner any effort or attempt by any person to do or seek the foregoing.  The Exclusivity Period may be extended until June 30, 2012 by ASEC in the event that the parties hereto are proceeding in good faith toward the execution of the Definitive Agreement.

B.           Each member of the XOG Group agrees to inform ASEC of any proposals, solicitations or discussions with any third parties concerning a possible Alternate Transaction during the term of this Letter.

VIII.           Prior to closing, XOG Group shall maintain and operate its oil and gas properties in a good and workmanlike manner consistent with prudent and generally accepted oil field practices.  XOG Group shall not sell, dispose, pledge, mortgage, hypothecate or otherwise transfer or encumber the properties, or its interest in them without written consent of ASEC. XOG Group shall perform all lease obligations during this period in order to maintain all leases.  If any of the properties are sold or transferred with the consent of ASEC, the purchase price shall be reduced accordingly by the value, as calculated by ASEC, of any properties being sold or transferred.

IX.           This Letter, and any obligations of the parties hereunder, other than those set forth in paragraphs VI, VII, IX and X, may be terminated by (i) mutual consent of the parties, (ii) by ASEC if after completion of its due diligence investigation it has determined not to proceed with the Transaction or (iii) in the event that a Definitive Agreement has not been executed on or prior to March 31, 2012, unless the Exclusivity Period has been extended by ASEC, in which case the aforementioned date shall be extended to June 30, 2012.  Each of the parties shall bear their own respective expenses incurred in connection with the Transaction.

X.           The parties shall consult with each other prior to issuing any press release or otherwise making any public statement with respect to the contents of this document or the Transaction, and none of the parties hereto shall issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law.

XI.           This letter of intent and any dispute arising therefrom shall be governed by the laws of the state of New York.  All proceedings (i.e. trial, arbitration and mediation) with respect to any dispute resolution arising from this letter of intent and the Definitive Agreement between the parties shall take place within New York County, New York.

[Signature Page follows]

This letter of intent constitutes a statement of the intention of said parties to promptly proceed in good faith with respect to the Transaction.  If the foregoing is in accordance with your understanding, please so acknowledge by signing the enclosed copy of this letter and returning it to the undersigned.

Very truly yours, AMERICAN STANDARD ENERGY CORP.

By:	/s/ Scott Feldhacker
Name: Scott Feldhacker
Title: Chief Executive Officer

AGREED TO AND ACCEPTED AS OF THIS 15th DAY OF NOVEMBER, 2011 BY: XOG OPERATING LLC

By:	/s/ Randall Capps
Name: Randall Capps Title: Authorized Person

GERONIMO HOLDINGS LLC

By:	/s/ Randall Capps
Name: Randall Capps Title: Authorized Person

HNL ROYALTIES LLC

By:	/s/ Randall Capps
Name: Randall Capps Title: Authorized Person